Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Robert Wahlman, CFO 610-743-8074
Bob Ramsey, Director of Investor Relations and Strategic Planning 484-926-7118

CUSTOMERS BANCORP REPORTS FOURTH QUARTER 2017 NET INCOME OF $18.0 MILLION; DILUTED EPS OF $0.55
FULL YEAR NET INCOME OF $64.4 MILLION; DILUTED EPS OF $1.97

● Community Business Banking Segment Net Income to Common Shareholders for 2017 Totaled $77.6 Million ($2.38 Per Diluted Share), an Increase of 4.1% From 2016. In Q4 2017 Community Business Banking Segment Net Income to Common Shareholders Totaled $22.2 Million ($0.68 Per Diluted Share)
● Assets at December 31, 2017 Totaled $9.8 Billion, Approximately $1 Billion Less Than at June 30, 2017. Customers Reduced Total Assets to Under $10 Billion at December 31, 2017 to Improve Capital Ratios and Defer Potential Effects of the Durbin Amendment to July 1, 2019
● Q4 2017 Net Interest Margin Increased 17 Basis Points to 2.79% From Q3 2017 Due to Favorable Mix Shift in Assets and Liabilities and Normalized Prepayment Fees
● 2017 Shareholders' Equity Increased 7.6% From 2016 to $921 Million. Estimated Tier 1 Leverage Capital Ratio Was Approximately 9% For Q4 2017 and the Tangible Common Equity to Tangible Assets Ratio (a Non-GAAP Measure) For Q4 2017 Was Approximately 7%
● 2017 Book Value Per Common Share of $22.42, Up 6.36% From 2016. 2017 Tangible Book Value Per Common Share (a Non-GAAP Measure) of $21.90, Up 6.9% From 2016
● Q4 2017 Results Included a Deferred Tax Asset Re-Measurement Charge to Income Tax Expense of $5.5 Million ($0.17 Per Diluted Share) as a Result of the Enactment of the Tax Cuts and Jobs Act of 2017 in December 2017 and a $7.3 Million Benefit ($0.23 Per Diluted Share) From Exercises of Employee Stock Options, Principally by Customers' CEO, and Vesting of Restricted Stock Units
● BankMobile Spin-Off and Merger Tracking to Plan

Wyomissing, PA - January 24, 2018 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported net income to common shareholders of $18.0 million for the fourth quarter of 2017 ("Q4 2017") compared to net income to common shareholders of $16.2 million for the fourth quarter of 2016 ("Q4 2016"), an increase of $1.8 million, or 11.0%. Fully diluted earnings per common share for Q4 2017 was $0.55 compared to $0.51 fully diluted earnings per common share for Q4 2016, an increase of $0.04, or 7.8%.

“2017 was a strong year for Customers, with the core Community Business Banking segment, the continuing business of Customers once the BankMobile spin-off has been completed, generating earnings of $2.60 per diluted share, excluding the Religare impairment and gains on sales of investment securities (a non-GAAP measure). As we resume a moderate pace of growth in 2018, we are focused on our plans to divest BankMobile, build capital through retained earnings, and strengthen performance at the

Community Business Banking segment with a further developing focus on core deposit funding, which we believe will drive above average shareholder value” stated Jay Sidhu, CEO and Chairman of Customers Bank. “In the fourth quarter of 2017, we actively shrank the balance sheet to improve our capital ratios and continue to maintain our small issuer status under the Durbin Amendment until July 1, 2019, if needed. Tax reform required a reduction in the value of our deferred tax asset during the fourth quarter, the effect of which was offset by the elections by employees to exercise options and the vesting of restricted stock units. More importantly for Customers, tax reform is expected to significantly increase our earnings power and internal capital generation in 2018 and beyond,” concluded Mr. Sidhu.

In Q4 2017, Customers recorded a deferred tax asset re-measurement charge to its income tax expense of $5.5 million ($0.17 per diluted share) as a result of the enactment of the Tax Cuts and Jobs Act of 2017. The one-time tax effect was offset by a $7.3 million ($0.23 per diluted share) benefit from exercises of employee stock options, principally by Customers' CEO, and vesting of restricted stock units.

Customers also reported net income to common shareholders of $64.4 million for the full year of 2017 compared to net income to common shareholders of $69.2 million for the full year of 2016, a decrease of $4.8 million, or 7.0%. Fully diluted earnings per common share was $1.97 for the full year of 2017 compared to $2.31 for 2016, a decrease of 14.7%. In addition to the Q4 2017 income tax impacts noted above, in 2017 Customers recorded impairment charges for its equity investment in Religare Enterprises Ltd. ("Religare") totaling $12.9 million, or approximately $0.40 per diluted share, which was mitigated in part by gains on sales of investment securities of $8.8 million, or approximately $0.17 per diluted share.

Outlook

“Looking to 2018, we understand that there is a need to provide greater transparency into our business given the planned divestiture of BankMobile and tax reform” stated Mr. Sidhu. “To clarify our business expectations, Customers will provide more guidance for 2018. Specifically, Customers is currently targeting moderate growth in 2018 and diluted EPS of $2.75 to $3.00 from the Community Business Banking segment, which is our core franchise which will remain as our continuing business after the spin-off and merger has been completed.”

Customers expects the Community Business Banking segment to grow total assets approximately 12% to 15% in 2018, and expects net interest margin will remain in a range between 2.70% to 2.80%. The efficiency ratio at the Community Business Banking segment in 2018 is expected to be in the mid to high 40%s, with expected fee income of approximately $35 million to $40 million. We estimate an effective consolidated tax rate of approximately 24%. Customers expects to continue to experience notable seasonality with first quarter earnings, which are impacted by lower average balances in the mortgage warehouse business, a shorter day count, and an increase in compensation expense.

Customers continues to expect to complete the divestiture of BankMobile sometime in mid-2018. BankMobile’s business is seasonal, and the full year earnings impact of BankMobile on Customers' results of operations will depend on the exact time of divestiture; however, it is currently Customers’ expectation that BankMobile's segment results will range between a slight profit and a $4.5 million loss per quarter until its divestiture.

Strategic Priorities

Strengthen Capital

Total shareholders' equity at December 31, 2017 increased 7.6% from December 31, 2016 to $921 million. The estimated Tier 1 leverage capital ratio was approximately 9% for Q4 2017 compared to 9.07% for Q4 2016. The estimated total risk-based capital ratio was approximately 13% for Q4 2017 compared to 13.05% for Q4 2016. The estimated common equity Tier 1 capital ratio was approximately 9% for Q4 2017 compared to 8.49% for Q4 2016. The tangible common equity to tangible assets ratio (a non-GAAP measure) was approximately 7% at December 31, 2017 compared to 6.63% at December 31, 2016.

Customers recognizes the importance of not only being well capitalized in the current regulatory environment but to have adequate capital buffers to absorb any unexpected shocks. "Our capital ratios all improved during Q4 2017 as growth in our core loan portfolios was offset by planned sales of lower yielding loans and securities, and seasonal declines in the mortgage warehouse portfolio," stated Mr. Sidhu. "We continue to target a Tier I leverage capital ratio of 9.0% or higher and a total risk-based capital ratio of around 13.0%," Mr. Sidhu continued. "As we go through 2018, we expect capital ratios to trend lower through mid-year given growth in the mortgage warehouse business, but then to rebuild by year end through retained earnings," concluded Mr. Sidhu.

Grow and Successfully Divest BankMobile in 2018

BankMobile operates a branchless digital bank offering very low cost banking services to its 1.1 million active deposit customers. BankMobile has opened around 536,000 new checking accounts, and converted over 374,000 checking accounts, to BankMobile since June 16, 2016. Deposit balances were approximately $400 million at December 31, 2017, including approximately $395 million of non-interest bearing deposit accounts.

During 2017, the BankMobile segment reported net interest income of $12.9 million, non-interest income of $54.1 million, operating expenses of $87.0 million, provision for loan losses of $1.1 million and a tax benefit of $8.0 million from the operating losses, resulting in a net loss of $13.2 million. The BankMobile segment results include the funds transfer pricing benefit received by the segment for the originated deposits in the segment reporting results at a rate of approximately 2%. Deposits generated by the BankMobile business averaged $558 million for Q4 2017 and $603 million for full year of 2017.

During Q4 2017, the BankMobile segment reported net interest income of $3.2 million, non-interest income of $11.5 million, operating expenses of $20.9 million, provision for loan losses of $0.7 million and a tax benefit of $2.6 million from the operating losses, resulting in a net loss of $4.2 million.

During Q3 2017, Customers decided that the best strategy for its shareholders for divesting BankMobile was to spin-off BankMobile to Customers’ shareholders subject to an agreement with Flagship Community Bank ("Flagship") for Flagship to acquire the BankMobile business. The transaction is expected to be completed in mid-2018. Customers expects Flagship to file an application with the FDIC for its acquisition of BankMobile’s deposits shortly. Flagship has further informed Customers that it expects to file a registration statement in connection with its planned capital raise, which is a condition to completion of Flagship's acquisition of BankMobile, with the FDIC after completion of its 2017 financial statement audit.

Once Customers has completed its 2017 audited financial statements, it will file a Form 10 with the SEC with respect to the spin-off and the distribution of BankMobile Technologies, Inc. common stock to Customers’ shareholders. Once approvals of the transaction and documents are received from the FDIC and SEC as appropriate, Customers will announce the record date for the distribution of BankMobile Technologies, Inc. shares. Following the spin-off of BankMobile from Customers and merger of BankMobile with Flagship, Customers and Flagship/BankMobile will be entirely separate entities. Customers will retain no ownership in BankMobile, there will be no common employees, facilities, or functions beyond certain temporary support services to BankMobile according to the terms of a Transition Services Agreement and one common director. Following the spin-off and merger, Customers shareholders are to receive tax-free, ownership of over 50% of Flagship common shares.

Grow and Improve Financial Performance of the Community Business Banking Segment

Priorities for the Community Business Banking segment in 2018 include strong risk management, core deposit growth, positive operating leverage, a focus on net interest margin, and carefully managed credit risk.  Longer term, Customers targets a return on average assets ("ROAA") of approximately1.1%, a return on tangible common equity ("ROTCE") (a non-GAAP measure) greater than 12%, net interest margin ranging between 2.80% to 3.00%, a compound annual growth rate ("CAGR") of 15% in EPS, and an efficiency ratio in the low 40%s.

During 2017, the Community Business Banking segment reported net income of $77.6 million ($2.38 per diluted share), which included the funds transfer pricing cost paid by the segment for use of BankMobile’s deposits at a rate of approximately 2% of those deposits. Adjusted to exclude both the after-tax impact of securities gains and Religare impairment, the segment generated net income of $84.9 million, or $2.60 per share, which included a deferred tax asset re-measurement charge to income tax expense of $5.5 million ($0.17 per diluted share) as a result of the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017 and a $7.3 million benefit ($0.22 per diluted share) from exercises of employee stock options and vesting of restricted stock units.  For 2017, the segment reported an ROAA of 0.77%, ROTCE of 12.1% (a non-GAAP measure) and an efficiency ratio of 45.4%, compared to the respective 2016 metrics of 0.82%, 11.7% and 47.8%.

During Q4 2017, the Community Business Banking segment reported net income of $22.2 million ($0.68 per diluted share), which includes the above mentioned deferred tax asset re-measurement charge and benefit from exercises of employee stock options and vesting of restricted stock units. For Q4 2017, the segment reported an ROAA of 0.87%, ROTCE of 13.7% (a non-GAAP measure) and an efficiency ratio of 46.4% compared to the respective Q4 2016 metrics of 0.79%, 11.6% and 43.2%.

Credit quality at Customers Bank was very strong, as measured by the low level of net charge-offs (7 basis points of average loans in 2017) and nonperforming loans (0.30% of total loans at December 31, 2017), and Customers' lower risk appetite is also reflected in below average asset yields and a somewhat narrow net interest margin.

Customers' deposit strategy is to look at the total cost of deposits as the sum of operating and interest costs. Customers’ branch light model, with a focus on cost control, is reflected in dramatically lower operating expenses than the industry - operating expenses in the Community Business Banking segment were equal to 1.27% of average assets in 2017, which we believe is over 100 basis points lower than the industry overall, which enables us to pay somewhat more than our peers in interest rate. Core deposit growth is a strategic priority for Customers. Of note, excluding BankMobile, the Community Business Banking segment grew non-interest bearing demand deposits by 28% in 2017 to $657 million. In 2018, Customers is developing new deposit products and incentives to support our drive to grow low cost core deposits.

Fourth Quarter and 2017 Overview
The following table presents a summary of key earnings and performance metrics for the years ended December 31, 2017 and 2016, and for the quarter ended December 31, 2017 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
			Q4	Q3	Q2	Q1	Q4
	2017	2016	2017	2017	2017	2017	2016

Net income available to common shareholders	$64,378	$69,187	$18,000	$4,139	$20,107	$22,132	$16,213
Basic earnings per common share ("EPS")	$2.10	$2.51	$0.58	$0.13	$0.66	$0.73	$0.56
Diluted EPS	$1.97	$2.31	$0.55	$0.13	$0.62	$0.67	$0.51
Average common shares outstanding - basic	30,659,320	27,596,020	30,843,319	30,739,671	30,641,554	30,407,060	28,978,115
Average common shares outstanding - diluted	32,596,677	30,013,650	32,508,030	32,512,692	32,569,652	32,789,160	31,581,811
Shares outstanding period end	31,382,503	30,289,917	31,382,503	30,787,632	30,730,784	30,636,327	30,289,917
Return on average assets	0.77%	0.86%	0.84%	0.29%	0.93%	1.09%	0.84%
Return on average common equity	9.38%	12.41%	10.11%	2.33%	11.84%	13.80%	10.45%
Return on average assets - pre-tax and pre-provision (1)	1.28%	1.40%	1.30%	0.92%	1.43%	1.51%	1.25%
Return on average common equity - pre-tax and pre-provision (2)	16.94%	21.19%	16.64%	12.04%	19.42%	20.07%	16.58%
Net interest margin, tax equivalent (3)	2.73%	2.84%	2.79%	2.62%	2.78%	2.73%	2.84%
Efficiency ratio	61.53%	56.92%	62.42%	68.55%	58.15%	56.82%	57.70%
Non-performing loans (NPLs) to total loans (including held-for-sale loans)	0.30%	0.22%	0.30%	0.33%	0.21%	0.33%	0.22%
Reserves to non-performing loans	146.36%	215.31%	146.36%	130.83%	204.59%	149.85%	215.31%
Net charge-offs	$6,067	$1,662	$1,130	$2,495	$1,960	$482	$770
Tier 1 capital to average assets (leverage ratio) (4)	8.91%	9.29%	8.94%	8.35%	8.66%	9.04%	9.07%
Common equity Tier 1 capital to risk-weighted assets (4)	8.87%	8.49%	8.87%	8.28%	8.28%	8.51%	8.49%
Tier 1 capital to risk-weighted assets (4)	11.67%	11.41%	11.67%	10.94%	10.96%	11.35%	11.41%
Total capital to risk-weighted assets (4)	13.20%	13.05%	13.20%	12.40%	12.43%	12.99%	13.05%
Tangible common equity to tangible assets (5)	7.00%	6.63%	7.00%	6.47%	6.21%	6.52%	6.63%
Book value per common share	$22.42	$21.08	$22.42	$22.51	$22.54	$21.62	$21.08
Tangible book value per common share (period end) (6)	$21.90	$20.49	$21.90	$21.98	$21.97	$21.04	$20.49
Period end stock price	$25.99	$35.82	$25.99	$32.62	$28.28	$31.53	$35.82

(1) Non-GAAP measure calculated as GAAP net income, plus provision for loan losses and income tax expense divided by average total assets.
(2) Non-GAAP measure calculated as GAAP net income available to common shareholders, plus provision for loan losses and income tax expense divided by average common equity.
(3) Non-GAAP measure calculated as GAAP net interest income, plus tax equivalent interest using a 35% statutory rate divided by average interest earning assets.
(4) Regulatory capital ratios are estimated for Q4 2017 and 2017.
(5) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by total assets less goodwill and other intangibles.
(6) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Net interest income

2017 net interest income of $267.3 million increased $17.8 million, or 7.2%, from 2016 as average interest earning assets increased $1.0 billion, or 11.7%, and the net interest margin narrowed 11 basis points to 2.73%. Q4 2017 net interest income of $68.3 million increased $4.2 million, or 6.5%, from Q4 2016 as average interest earning assets increased $0.7 billion and the Q4 2017 net interest margin narrowed 5 basis points to 2.79% from Q4 2016. Net interest margin compression reflected an increased cost of funds in money market and interest checking deposit accounts and increased borrowings, including the issuance of 3.95% senior notes on June 30, 2017.

"Customers' objective is to manage the estimated effect of future interest rate changes, up or down, to about a neutral effect on net interest income, so not speculating on whether interest rates go up or down." said Mr. Sidhu. "The net interest margin compression year over year was principally caused by rising funding costs. To address the risk of rate compression and pressures of a flat yield curve, in Q4 2017 Customers increased loan pricing and sold certain lower yielding assets. For example, in Q4 2017 Customers sold $98 million of securities with a weighted average yield of 2.91%, and in January 2018 it has already purchased $506 million of securities with a weighted average yield of 3.32%. Similarly, in Q4 2017 Customers sold $132 million of multi-family loans with a weighted average yield of 3.32%, and the yield in the multi-family pipeline is currently 3.84%. We will continue to focus on remixing our assets as we work to strengthen core deposit funding to combat margin pressure," concluded Mr. Sidhu.

Total loans outstanding, including commercial loans held for sale, increased $0.4 billion, or 5.3%, to $8.7 billion as of December 31, 2017 compared to total loans of $8.3 billion as of December 31, 2016. Commercial and industrial loans increased $225 million to $1.6 billion, up 19.2% over December 31, 2016. Commercial loans to mortgage companies decreased $326 million to $1.8 billion, down 15.0% over December 31, 2016. Multi-family loans increased $432 million to $3.6 billion, up 13.4% over December 31, 2016. Commercial non-owner-occupied real estate loans increased $25 million to $1.2 billion, up 2.1% over December 31, 2016. Consumer loans increased by $29 million to $0.3 billion and make up less than 4% of the loan portfolio. In Q4 2017, Customers sold $132 million of multi-family loans for realized gains of $0.2 million and $192 million of consumer residential loans for realized gains of $0.2 million. The weighted average yield on the consumer residential loans sold was 3.73%.

Total deposits decreased by $504 million, or 6.9%, to $6.8 billion as of December 31, 2017 compared to total deposits of $7.3 billion as of December 31, 2016. Non-interest bearing demand deposit accounts increased by $86 million or 8.9% to $1.1 billion, interest bearing demand deposit accounts increased $184 million to $524 million, money market deposit accounts increased $157 million to $3.3 billion, and certificates of deposit accounts decreased $926 million to $1.9 billion, reflecting reductions in brokered, wholesale, and municipal categories.

Provision and Credit

Customers’ 2017 provision for loan losses totaled $6.8 million compared to a provision expense of $3.0 million in 2016. The 2017 provision expense included $2.3 million for loan portfolio growth and $5.6 million for specifically identified loans, offset in part by a $1.1 million release resulting from improved asset quality and lower incurred losses than previously estimated. Net charge-offs for 2017 were $6.1 million, compared to 2016 net charge-offs of $1.7 million. There were no significant changes in Customers' methodology for estimating the allowance for loan losses in 2017.

Customers’ Q4 2017 provision for loan losses totaled $0.8 million compared to a provision expense of $0.2 million in Q4 2016. Net charge-offs amounted to $1.1 million in Q4 2017, or 5 basis points of average loans on an annualized basis.

Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that two of the most important risks of banking to be understood and managed in an uncertain economy are asset quality and interest rate risk.
Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at December 31, 2017 were only 0.30% of total loans, compared to our peer group non-performing loans of approximately 0.80% of total loans in the most recent period available, and industry average non-performing loans of 1.36% of total loans in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.
Non-interest Income

Non-interest income increased $22.5 million in 2017 to $78.9 million, a 40.0% increase over 2016. The increase mainly related to increases in interchange and card revenue of $16.8 million reflecting a full year of BankMobile Disbursements operations, an increase in gains on sales of investment securities of $8.8 million, an increase in deposit fees of $2.0 million and increased bank-owned life insurance income of $2.5 million. These increases were offset in part by the increase in other-than-temporary impairment charges of $5.7 million and decreases in mortgage warehouse transactional fees of $2.2 million.

Non-interest income increased $4.6 million in Q4 2017 to $19.7 million, a 30.5% increase over Q4 2016. Included in Q4 2017 non-interest income was a $0.8 million increase in income from bank owned life insurance compared to Q4 2016, largely as a result of our investment in bank owned life insurance of $90.0 million made in 2017. Included in Q4 2016 non-interest income was a $7.3 million impairment charge related to Religare.

Non-interest expense

Non-interest expenses increased $37.4 million in 2017 from 2016, or 21.0%. The increase primarily resulted from increased BankMobile expenses of $39.2 million due to the acquisition of the Disbursements business in June 2016 compared to the full year of operations in 2017. The increase in BankMobile expenses, primarily the result of having a full year of expenses for the acquired Disbursements business, included a $10.4 million increase in salaries and employee benefits, a $20.2 million increase in technology, communication and bank operation expenses, and a $5.4 million increase in professional services. These increases in total non-interest expenses were offset in part by decreased FDIC assessments, non-income taxes and regulatory fees of $5.2 million primarily due to lower FDIC assessments. Excluding the effect of BankMobile, the Community Business Banking segment non-interest expense decreased by $1.8 million in 2017 when compared to 2016 as a result of management’s continued efforts to control expenses.

Non-interest expenses totaled $54.8 million, an increase of $4.9 million from Q4 2016, or 9.7%. Salaries and employee benefits increased $3.4 million as Customers continues to hire new team members in the markets it serves. Technology, communication, and bank operations increased $4.8 million, largely the result of our continued investment in our BankMobile segment infrastructure. These increases were partially offset by decreases in professional services and FDIC assessments, non-income taxes and regulatory fees of $0.5 million and $0.6 million, respectively. Q4 2017 included merger-related expenses of $0.4 million related to the previously announced planned spin-off and merger of the BankMobile segment with Flagship. Excluding the effect of BankMobile, the Community Business Banking segment non-interest expenses increased by $3.8 million in Q4 2017 when compared to Q4 2016 primarily as a result of increased salaries and employee benefits of $3.0 million mainly due to salary increases and increased headcount, and increased technology, communication, and bank operations expenses of $1.6 million resulting primarily from the growth of the Bank over the past year, offset in part by reduced FDIC assessments, non-income taxes and regulatory fees of $0.6 million due to a Q4 2017 adjustment that reduced Pennsylvania shares tax expense.

The 2017 efficiency ratio was 61.5% compared to the 2016 efficiency ratio of 56.9%. The Q4 2017 efficiency ratio was 62.4% compared to the Q4 2016 efficiency ratio of 57.7%. The 2017 efficiency ratio for the Community Business Banking segment was 45.4% compared to the 2016 efficiency ratio of 47.8% for the segment. The Q4 2017 efficiency ratio for the Community Business Banking segment was 46.4% compared to the Q4 2016 efficiency ratio of 43.2% for the segment.

Tax

The provision for income tax expense for Q4 2017 was $10.8 million, resulting in an effective tax rate of 33.3%, compared to 32.0% in Q4 2016. In Q4 2017, Customers recorded a deferred tax asset re-measurement charge to its income tax expense of $5.5 million ($0.17 per diluted share) as a result of the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017. This adjustment was offset by the tax benefit recognized in Q4 2017 of $7.3 million ($0.23 per diluted share) resulting from exercises of employee stock options and vesting of restricted stock units. Customers’ effective tax rate was 36.4% for 2017, compared to 36.8% for 2016; Customers currently estimates a 2018 effective tax rate of approximately 24%.

Profitability

Customers' return on average assets was 0.77% in 2017 compared to 0.86% in 2016, and its return on average common equity was 9.38% in 2017 compared to 12.41% in 2016. The adjusted return on average assets, which excludes the notable items described above and gains on sales of investment securities (a non-GAAP measure) was 0.85% in 2017 and the adjusted return on average common equity, which excludes the notable items described above and gains on sales of securities (a non-GAAP measure) was 10.45% in 2017.

Customers' return on average assets was 0.84% in both Q4 2017 and Q4 2016, and its return on average common equity was 10.11% in Q4 2017 compared to 10.45% in Q4 2016.

Managing Commercial Real Estate Concentration Risks and Providing High Net Worth Families Loans for Their Multi-Family Holdings

Customers' total commercial real estate ("CRE") loan exposures subject to regulatory concentration guidelines of $4.9 billion as of December 31, 2017 included construction loans of $97.4 million, multi-family loans of $3.6 billion, and non-owner occupied commercial real estate loans of $1.2 billion, which represent 418% of total risk-based capital on a combined basis, compared to 437% at December 31, 2016 and 469% at December 31, 2015. Customers' total CRE loan exposures were $4.4 billion at December 31, 2016 and $3.3 billion at December 31, 2015. Customers' loans subject to regulatory CRE concentration guidelines had 3 year cumulative growth of 88% in 2017, a deceleration from 222% in 2016.

Recognizing the risks that accompany certain elements of commercial real estate lending, Customers has as part of its core strategies studiously sought to limit its risks and has concluded that it has appropriate risk management systems in place to manage this portfolio. Customers' total real estate construction and development exposure, arguably the riskiest area of CRE, was only $97.4 million at December 31, 2017, less than 10% of total risk-based capital.

Customers' loans collateralized by multi-family properties were approximately 311% of total risk-based capital at December 31, 2017. Customers' multi-family exposures are focused principally on loans to high net worth families collateralized by multi-family properties that are of modest size and subject to what Customers believes are conservative underwriting standards. Customers believes it has a strong risk management process to manage the portfolio risks prospectively and that this portfolio will perform well even under a stressed scenario. Following are some key characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City with an emphasis on properties subject to some type of rent control; and principally to high net worth families;

•	Average loan size is $6.9 million;

•	Median annual debt service coverage ratio is 137%;

•	Median loan-to-value at origination is 67.33%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and monitored thereafter on an annual basis by dedicated portfolio managers; and

•	Credit approval process is independent of customer sales and portfolio management process.

Conference Call
Date:            Thursday, January 25, 2018
Time:            9:00 AM ET
US Dial-in:        800-967-7154
International Dial-in:    719-457-1510
Participant Code:    874082

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the Company's website at http://customersbank.com/investor_relations.php prior to the call. A playback of the call will be available beginning January 25, 2018 at 12:00PM ET until 12:00PM ET on February 24, 2018. To listen, call within the United States 888-203-1112 or 719-457-0820 when calling internationally. Please use the replay pin number 7721739.
Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $9.8 billion. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers

Bancorp, Inc.'s strategy regarding BankMobile, the possibility of events, changes or other circumstances occurring or existing that could result in the planned spin-off and merger of BankMobile not being completed, the possibility that the planned spin-off and merger of BankMobile may be more expensive to complete than anticipated, the possibility that the expected benefits of the planned transactions to Customers and its shareholders may not be achieved, the possibility of Customers incurring liabilities relating to the disposition of BankMobile, or the possible effects on Customers' results of operations if the planned spin-off and merger of BankMobile are not completed in a timely fashion or at all also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements.  Further, Customers' expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2016, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q4	Q3	Q2	Q1	Q4
	2017	2017	2017	2017	2016
Interest income:
Loans receivable, including fees	$70,935	$67,107	$67,036	$61,461	$59,502
Loans held for sale	20,294	21,633	17,524	13,946	19,198
Investment securities	4,136	7,307	7,823	5,887	3,418
Other	2,254	2,238	1,469	1,800	1,491
Total interest income	97,619	98,285	93,852	83,094	83,609

Interest expense:
Deposits	18,649	18,381	16,228	14,323	13,903
Other borrowings	3,288	3,168	1,993	1,608	1,571
FHLB advances	5,697	7,032	5,340	3,060	2,322
Subordinated debt	1,685	1,685	1,685	1,685	1,685
Total interest expense	29,319	30,266	25,246	20,676	19,481
Net interest income	68,300	68,019	68,606	62,418	64,128
Provision for loan losses	831	2,352	535	3,050	187
Net interest income after provision for loan losses	67,469	65,667	68,071	59,368	63,941

Non-interest income:
Interchange and card revenue	9,780	9,570	8,648	13,511	10,875
Mortgage warehouse transactional fees	2,206	2,396	2,523	2,221	2,845
Deposit fees	2,121	2,659	2,133	3,127	2,807
Bank-owned life insurance	1,922	1,672	2,258	1,367	1,106
Gain on sale of SBA and other loans	1,178	1,144	573	1,328	1,549
Gains on sale of investment securities	268	5,349	3,183	—	—
Mortgage banking income	173	257	291	155	232
Impairment loss on investment securities	—	(8,349)	(2,882)	(1,703)	(7,262)
Other	2,092	3,328	1,664	2,748	2,979
Total non-interest income	19,740	18,026	18,391	22,754	15,131

Non-interest expense:
Salaries and employee benefits	25,948	24,807	23,651	21,112	22,590
Technology, communication and bank operations	12,637	14,401	8,910	9,916	7,818
Professional services	7,010	7,403	6,227	7,512	7,471
Occupancy	2,937	2,857	2,657	2,714	3,078
FDIC assessments, non-income taxes, and regulatory fees	1,290	2,475	2,416	1,725	1,906
Loan workout	522	915	408	521	566
Merger and acquisition related expenses	410	—	—	—	—
Advertising and promotion	361	404	378	326	371
Other real estate owned expense (income)	20	445	160	(55)	290
Other	3,653	7,333	5,606	5,595	5,834
Total non-interest expense	54,788	61,040	50,413	49,366	49,924
Income before income tax expense	32,421	22,653	36,049	32,756	29,148
Income tax expense	10,806	14,899	12,327	7,009	9,320
Net income	21,615	7,754	23,722	25,747	19,828
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$18,000	$4,139	$20,107	$22,132	$16,213

Basic earnings per common share	$0.58	$0.13	$0.66	$0.73	$0.56
Diluted earnings per common share	$0.55	$0.13	$0.62	$0.67	$0.51

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	December 31,	December 31,
	2017	2016
Interest income:
Loans receivable, including fees	$266,539	$233,349
Loans held for sale	73,397	69,469
Investment securities	25,153	14,293
Other	7,761	5,428
Total interest income	372,850	322,539

Interest expense:
Deposits	67,582	48,268
Other borrowings	10,056	6,438
FHLB advances	21,130	11,597
Subordinated debt	6,739	6,739
Total interest expense	105,507	73,042
Net interest income	267,343	249,497
Provision for loan losses	6,768	3,041
Net interest income after provision for loan losses	260,575	246,456

Non-interest income:
Interchange and card revenue	41,509	24,681
Deposit fees	10,039	8,067
Mortgage warehouse transactional fees	9,345	11,547
Gains on sale of investment securities	8,800	25
Bank-owned life insurance	7,219	4,736
Gain on sale of SBA and other loans	4,223	3,685
Mortgage banking income	875	969
Impairment loss on investment securities	(12,934)	(7,262)
Other	9,834	9,922
Total non-interest income	78,910	56,370

Non-interest expense:
Salaries and employee benefits	95,518	80,641
Technology, communication and bank operations	45,885	26,839
Professional services	28,051	20,684
Occupancy	11,161	10,327
FDIC assessments, non-income taxes, and regulatory fees	7,906	13,097
Loan workout	2,366	2,063
Advertising and promotion	1,470	1,549
Other real estate owned	570	1,953
Merger and acquisition related expenses	410	1,195
Other	22,269	19,883
Total non-interest expense	215,606	178,231
Income before income tax expense	123,879	124,595
Income tax expense	45,042	45,893
Net income	78,837	78,702
Preferred stock dividends	14,459	9,515
Net income available to common shareholders	$64,378	$69,187

Basic earnings per common share	$2.10	$2.51
Diluted earnings per common share	$1.97	$2.31

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
ASSETS
Cash and due from banks	$20,388	$13,318	$28,502	$25,004	$37,485
Interest-earning deposits	125,935	206,162	384,740	152,286	227,224
Cash and cash equivalents	146,323	219,480	413,242	177,290	264,709
Investment securities available for sale, at fair value	471,371	584,823	1,012,605	1,017,300	493,474
Loans held for sale	1,939,485	2,113,293	2,255,096	1,684,548	2,117,510
Loans receivable	6,768,258	7,061,338	6,725,208	6,599,443	6,154,637
Allowance for loan losses	(38,015)	(38,314)	(38,458)	(39,883)	(37,315)
Total loans receivable, net of allowance for loan losses	6,730,243	7,023,024	6,686,750	6,559,560	6,117,322
FHLB, Federal Reserve Bank, and other restricted stock	105,918	98,611	129,689	85,218	68,408
Accrued interest receivable	27,021	27,135	26,165	25,603	23,690
Bank premises and equipment, net	11,955	12,369	12,996	12,512	12,769
Bank-owned life insurance	257,720	255,683	213,902	213,005	161,494
Other real estate owned	1,726	1,059	2,358	2,738	3,108
Goodwill and other intangibles	16,295	16,604	17,615	17,618	17,621
Other assets	131,498	119,748	113,130	111,244	102,631
Total assets	$9,839,555	$10,471,829	$10,883,548	$9,906,636	$9,382,736

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,052,115	$1,427,304	$1,109,239	$1,209,688	$966,058
Interest-bearing deposits	5,748,027	6,169,772	6,366,124	6,125,792	6,337,717
Total deposits	6,800,142	7,597,076	7,475,363	7,335,480	7,303,775
Federal funds purchased	155,000	147,000	150,000	215,000	83,000
FHLB advances	1,611,860	1,462,343	1,999,600	1,206,550	868,800
Other borrowings	186,497	186,258	186,030	87,289	87,123
Subordinated debt	108,880	108,856	108,831	108,807	108,783
Accrued interest payable and other liabilities	56,212	59,654	53,435	73,693	75,383
Total liabilities	8,918,591	9,561,187	9,973,259	9,026,819	8,526,864

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	31,913	31,318	31,261	31,167	30,820
Additional paid in capital	422,096	429,633	428,488	428,454	427,008
Retained earnings	258,076	240,076	235,938	215,830	193,698
Accumulated other comprehensive (loss) income	(359)	377	5,364	(4,872)	(4,892)
Treasury stock, at cost	(8,233)	(8,233)	(8,233)	(8,233)	(8,233)
Total shareholders' equity	920,964	910,642	910,289	879,817	855,872
Total liabilities & shareholders' equity	$9,839,555	$10,471,829	$10,883,548	$9,906,636	$9,382,736

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three months ended
	December 31,		September 30,		December 31,
	2017		2017		2016
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$204,762	1.33%	$280,845	1.30%	$265,432	0.56%
Investment securities	572,071	2.89%	1,017,065	2.87%	515,549	2.65%
Loans:
Commercial loans to mortgage companies	1,789,230	4.36%	1,956,587	4.28%	2,145,138	3.62%
Multifamily loans	3,716,104	3.81%	3,639,548	3.63%	3,186,738	3.83%
Commercial and industrial	1,560,778	4.21%	1,491,833	4.20%	1,267,213	3.97%
Non-owner occupied commercial real estate	1,300,329	4.14%	1,294,996	3.89%	1,241,154	3.74%
All other loans	508,680	4.49%	546,172	4.24%	324,184	5.08%
Total loans	8,875,121	4.08%	8,929,136	3.94%	8,164,427	3.83%
Other interest-earning assets	107,033	5.81%	125,341	4.16%	66,587	6.68%
Total interest earning assets	9,758,987	3.97%	10,352,387	3.77%	9,011,995	3.69%
Non-interest earning assets	404,694		389,804		327,163
Total assets	$10,163,681		$10,742,191		$9,339,158

Liabilities
Total interest bearing deposits (1)	$5,982,054	1.24%	$6,180,483	1.18%	$6,384,983	0.87%
Borrowings	1,990,497	2.13%	2,414,086	1.96%	919,462	2.42%
Total interest bearing liabilities	7,972,551	1.46%	8,594,569	1.40%	7,304,445	1.06%
Non-interest bearing deposits (1)	1,194,038		1,158,911		1,091,727
Total deposits & borrowings	9,166,589	1.27%	9,753,480	1.23%	8,396,172	0.92%
Other non-interest bearing liabilities	72,986		66,220		108,506
Total liabilities	9,239,575		9,819,700		8,504,678
Shareholders' equity	924,106		922,491		834,480
Total liabilities and shareholders' equity	$10,163,681		$10,742,191		$9,339,158

Net interest margin		2.78%		2.61%		2.83%
Net interest margin tax equivalent		2.79%		2.62%		2.84%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.03%, 0.99% and 0.74% for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Twelve months ended
	December 31,		December 31,
	2017		2016
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$296,305	1.06%	$225,409	0.54%
Investment securities	870,979	2.89%	540,532	2.64%
Loans:
Commercial loans to mortgage companies	1,748,575	4.20%	1,985,495	3.54%
Multifamily loans	3,551,683	3.72%	3,223,122	3.79%
Commercial and industrial	1,452,805	4.17%	1,172,655	3.94%
Non-owner occupied commercial real estate	1,293,173	3.96%	1,188,631	3.82%
All other loans	503,532	4.44%	370,663	4.99%
Total loans	8,549,768	3.98%	7,940,566	3.81%
Other interest-earning assets	103,710	4.46%	84,797	4.96%
Total interest earning assets	9,820,762	3.80%	8,791,304	3.67%
Non-interest earning assets	376,948		310,813
Total assets	$10,197,710		$9,102,117

Liabilities
Total interest bearing deposits (1)	$6,158,758	1.10%	$5,947,966	0.81%
Borrowings	1,875,431	2.02%	1,498,899	1.65%
Total interest-bearing liabilities	8,034,189	1.31%	7,446,865	0.98%
Non-interest-bearing deposits (1)	1,187,324		873,599
Total deposits & borrowings	9,221,513	1.14%	8,320,464	0.88%
Other non-interest bearing liabilities	72,714		84,752
Total liabilities	9,294,227		8,405,216
Shareholders' equity	903,483		696,901
Total liabilities and shareholders' equity	$10,197,710		$9,102,117

Net interest margin		2.72%		2.84%
Net interest margin tax equivalent		2.73%		2.84%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.99% and 0.71% for the twelve months ended December 31, 2017 and 2016, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Commercial:
Multi-family	$3,646,572	$3,769,206	$3,550,375	$3,438,483	$3,214,999
Mortgage warehouse	1,844,607	2,012,864	2,158,631	1,739,377	2,171,086
Commercial & industrial	1,582,667	1,550,210	1,449,400	1,337,265	1,328,091
Commercial real estate- non-owner occupied	1,218,719	1,237,849	1,216,012	1,230,738	1,193,715
Construction	85,393	73,203	61,226	74,956	64,789
Total commercial loans	8,377,958	8,643,332	8,435,644	7,820,819	7,972,680

Consumer:
Residential	235,928	436,979	447,150	363,584	194,179
Manufactured housing	90,227	92,938	96,148	99,182	101,730
Other consumer	3,547	3,819	3,588	3,240	3,482
Total consumer loans	329,702	533,736	546,886	466,006	299,391
Deferred (fees)/costs and unamortized (discounts)/premiums, net	83	(2,437)	(2,226)	(2,834)	76
Total loans	$8,707,743	$9,174,631	$8,980,304	$8,283,991	$8,272,147

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of December 31, 2017					As of December 31, 2016
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-Family	$3,499,760	$—	$12,169	—%	—%	$3,211,516	$—	$11,602	—%	—%
Commercial & Industrial (1)	1,546,109	18,478	13,369	1.20%	72.35%	1,282,727	10,185	12,560	0.79%	123.32%
Commercial Real Estate- Non-Owner Occupied	1,199,053	—	4,564	—%	—%	1,158,531	—	4,569	—%	—%
Residential	107,742	1,506	2,119	1.40%	140.70%	114,510	341	2,270	0.30%	665.69%
Construction	85,393	—	979	—%	—%	64,789	—	772	—%	—%
Other Consumer (2)	1,292	—	77	—%	—%	947	—	12	—%	—%
Total Originated Loans	6,439,349	19,984	33,277	0.31%	166.52%	5,833,020	10,526	31,785	0.18%	301.97%
Loans Acquired
Bank Acquisitions	149,400	4,472	4,558	2.99%	101.92%	167,946	5,030	5,244	3.00%	104.25%
Loan Purchases	179,426	1,959	825	1.09%	42.11%	153,595	2,236	1,279	1.46%	57.20%
Total Acquired Loans	328,826	6,431	5,383	1.96%	83.70%	321,541	7,266	6,523	2.26%	89.77%
Deferred (fees) costs and unamortized (discounts) premiums, net	83	—	—	—%	—%	76	—	—	—%	—%
Total Loans Held for Investment	6,768,258	26,415	38,660	0.39%	146.36%	6,154,637	17,792	38,308	0.29%	215.31%
Total Loans Held for Sale	1,939,485	—	—	—%	—%	2,117,510	—	—	—%	—%
Total Portfolio	$8,707,743	$26,415	$38,660	0.30%	146.36%	$8,272,147	$17,792	$38,308	0.22%	215.31%

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q4	Q3	Q2	Q1	Q4
	2017	2017	2017	2017	2016
Originated Loans
Commercial & Industrial (1)	$(109)	$2,025	$1,840	$(45)	$2,046
Commercial Real Estate- Non-Owner Occupied	731	77	—	—	—
Residential	3	125	69	31	—
Other Consumer (2)	686	348	172	(22)	347
Total Net Charge-offs (Recoveries) from Originated Loans	1,311	2,575	2,081	(36)	2,393
Loans Acquired
Bank Acquisitions	(181)	(80)	(121)	518	(1,629)
Loan Purchases	—	—	—	—	6
Total Net Charge-offs (Recoveries) from Acquired Loans	(181)	(80)	(121)	518	(1,623)
Total Net Charge-offs from Loans Held for Investment	$1,130	$2,495	$1,960	$482	$770

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands)

	Three months ended December 31, 2017			Three Months Ended December 31, 2016
	Community Business Banking	BankMobile	Consolidated	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$94,407	$3,212	$97,619	$81,132	$2,477	$83,609
Interest expense	29,304	15	29,319	19,464	17	19,481
Net interest income	65,103	3,197	68,300	61,668	2,460	64,128
Provision for loan losses	179	652	831	(359)	546	187
Non-interest income	8,200	11,540	19,740	921	14,210	15,131
Non-interest expense	33,900	20,888	54,788	30,141	19,783	49,924
Income (loss) before income tax expense (benefit)	39,224	(6,803)	32,421	32,807	(3,659)	29,148
Income tax expense (benefit)	13,369	(2,563)	10,806	10,710	(1,390)	9,320
Net income (loss)	25,855	(4,240)	21,615	22,097	(2,269)	19,828
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$22,240	$(4,240)	$18,000	$18,482	$(2,269)	$16,213

(1) - Amounts reported include funds transfer pricing of $3.2 million and $2.5 million for the three months ended December 31, 2017 and 2016, respectively, as an allocation of interest income credited to BankMobile for the value provided to the Community Business Banking segment for the use of low/no cost deposits.

	Twelve months ended December 31, 2017			Twelve Months Ended December 31, 2016
	Community Business Banking	BankMobile	Consolidated	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$359,931	$12,919	$372,850	$315,643	$6,896	$322,539
Interest expense	105,438	69	105,507	73,004	38	73,042
Net interest income	254,493	12,850	267,343	242,639	6,858	249,497
Provision for loan losses	5,638	1,130	6,768	2,246	795	3,041
Non-interest income	24,788	54,122	78,910	23,165	33,205	56,370
Non-interest expense	128,604	87,002	215,606	130,394	47,837	178,231
Income (loss) before income tax expense (benefit)	145,039	(21,160)	123,879	133,164	(8,569)	124,595
Income tax expense (benefit)	53,013	(7,971)	45,042	49,149	(3,256)	45,893
Net income (loss)	92,026	(13,189)	78,837	84,015	(5,313)	78,702
Preferred stock dividends	14,459	—	14,459	9,515	—	9,515
Net income (loss) available to common shareholders	$77,567	$(13,189)	$64,378	$74,500	$(5,313)	$69,187

As of December 31, 2017
Goodwill and other intangibles	$3,630	$12,665	$16,295	$3,639	$13,982	$17,621
Total assets	$9,771,573	$67,982	$9,839,555	$9,303,465	$79,271	$9,382,736
Total deposits	$6,400,310	$399,832	$6,800,142	$6,846,980	$456,795	$7,303,775
Total non-deposit liabilities	$2,108,496	$9,953	$2,118,449	$1,195,087	$28,002	$1,223,089
(1) - Amounts reported include funds transfer pricing of $12.9 million, and $6.9 million for the twelve months ended December 31, 2017 and 2016, respectively, as an allocation of interest income credited to BankMobile for the value provided to the Community Business Banking segment for the use of low/no cost deposits.

The following tables present Customers' business segment results for the quarter ended December 31, 2017 and the preceding four quarters:

Community Business Banking:
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Interest income (1)	$94,407	$95,585	$91,107	$78,832	$81,132
Interest expense	29,304	30,250	25,228	20,656	19,464
Net interest income	65,103	65,335	65,879	58,176	61,668
Provision for loan losses	179	1,874	535	3,050	(359)
Non-interest income	8,200	4,190	6,971	5,427	921
Non-interest expense	33,900	33,990	30,567	30,147	30,141
Income before income tax expense	39,224	33,661	41,748	30,406	32,807
Income tax expense	13,369	18,999	14,493	6,116	10,710
Net income	25,855	14,662	27,255	24,290	22,097
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$22,240	$11,047	$23,640	$20,675	$18,482

(1) - Amounts reported include funds transfer pricing of $3.2 million, $2.7 million, $2.7 million, $4.3 million and $2.5 million for the three months ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

BankMobile:
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Interest income (1)	$3,212	$2,700	$2,745	$4,262	$2,477
Interest expense	15	16	18	20	17
Net interest income	3,197	2,684	2,727	4,242	2,460
Provision for loan losses	652	478	—	—	546
Non-interest income	11,540	13,836	11,419	17,327	14,210
Non-interest expense	20,888	27,050	19,845	19,219	19,783
(Loss)/income before income tax (benefit)/expense	(6,803)	(11,008)	(5,699)	2,350	(3,659)
Income tax (benefit)/expense	(2,563)	(4,100)	(2,166)	893	(1,390)
Net (loss)/income available to common shareholders	$(4,240)	$(6,908)	$(3,533)	$1,457	$(2,269)

(1) - Amounts reported include funds transfer pricing of $3.2 million, $2.7 million, $2.7 million, $4.3 million and $2.5 million for the three months ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
(Dollars in thousands, except per share data)
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to Non-GAAP measures disclosed within this document.

Adjusted Net Income to Common Shareholders	Twelve Months Ended December 31, 2017
			Q4 2017
	USD	Per share	USD	Per share
GAAP net income to common shareholders	$64,378	$1.97	$18,000	$0.55
Reconciling items (after tax):
Loss of deferred tax asset for Religare impairment	4,898	0.15	—	—
Religare impairment - excluding loss of deferred tax asset considered above	8,036	0.25	—	—
Gains on sales of investment securities	(5,597)	(0.17)	(170)	—
Adjusted net income to common shareholders	$71,715	$2.20	$17,830	$0.55

Adjusted Net Income to Common Shareholders - Community Business Banking Segment Only	Twelve Months Ended December 31, 2017				Twelve Months Ended December 31, 2016
			Q4 2017				Q4 2016
	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$77,567	$2.38	$22,240	$0.68	$74,500	$2.48	$18,482	$0.58
Reconciling items (after tax):
Loss of deferred tax asset for Religare impairment	4,898	0.15	—	—	—	—	—	—
Religare impairment - excluding loss of deferred tax asset considered above	8,036	0.25	—	—	7,262	0.24	7,262	0.24
Gains on sales of investment securities	(5,597)	(0.17)	(170)	—	(16)	$—	—	—
Adjusted net income to common shareholders	$84,904	$2.60	$22,070	$0.68	$81,746	$2.72	$25,744	$0.82

Return on Tangible Common Equity - Community Business Banking Segment Only	Twelve Months Ended December 31, 2017		Twelve Months Ended December 31, 2016
		Q4 2017		Q4 2016
GAAP net income to common shareholders	$77,567	$22,240	$74,500	$18,482

Total shareholder's equity	863,994	863,994	855,445	855,445
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill & other intangibles	(3,630)	(3,630)	(3,639)	(3,639)
Tangible common equity	$642,893	$642,893	$634,335	$634,335

Return on tangible common equity	12.07%	13.72%	11.74%	11.59%

Adjusted Return on Average Assets	Twelve Months Ended December 31, 2017	Q4 2017
GAAP net income	$78,837	$21,615
Reconciling items (after tax):
Loss of deferred tax asset for Religare impairment	4,898	—
Religare impairment - excluding loss of deferred tax asset considered above	8,036	—
Gains on sales of investment securities	(5,597)	(170)
Adjusted net income	$86,174	$21,445

Average Total Assets	$10,197,710	$10,163,681

Adjusted Return on Average Assets	0.85%	0.84%

Adjusted Return on Average Common Equity	Twelve Months Ended December 31, 2017	Q4 2017

GAAP net income to common shareholders	$64,378	$18,000
Reconciling items (after tax):
Loss of deferred tax asset for Religare impairment	4,898	—
Religare impairment - excluding loss of deferred tax asset considered above	8,036	—
Gains on sales of investment securities	(5,597)	(170)
Adjusted net income to common shareholders	$71,715	$17,830

Average Total Common Shareholders' Equity	$686,012	$706,635

Adjusted Return on Average Common Equity	10.45%	10.01%

Pre-tax Pre-provision Return on Average Assets
	Twelve Months Ended December 31,
	2017	2016	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
GAAP Net Income	$78,837	$78,702	$21,615	$7,754	$23,722	$25,747	$19,828
Reconciling Items:
Provision for loan losses	6,768	3,041	831	2,352	535	3,050	187
Income tax expense	45,042	45,893	10,806	14,899	12,327	7,009	9,320
Pre-Tax Pre-provision Net Income	$130,647	$127,636	$33,252	$25,005	$36,584	$35,806	$29,335

Average Total Assets	$10,197,710	$9,102,117	$10,163,681	$10,742,191	$10,265,333	$9,607,541	$9,339,158

Pre-tax Pre-provision Return on Average Assets	1.28%	1.40%	1.30%	0.92%	1.43%	1.51%	1.25%

Pre-tax Pre-provision Return on Average Common Equity
	Twelve Months Ended December 31,
	2017	2016	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
GAAP Net Income Available to Common Shareholders	$64,378	$69,187	$18,000	$4,139	$20,107	$22,132	$16,213
Reconciling Items:
Provision for loan losses	6,768	3,041	831	2,352	535	3,050	187
Income tax expense	45,042	45,893	10,806	14,899	12,327	7,009	9,320
Pre-tax Pre-provision Net Income Available to Common Shareholders	$116,188	$118,121	$29,637	$21,390	$32,969	$32,191	$25,720

Average Total Shareholders' Equity	$903,483	$696,901	$924,106	$922,491	$898,513	$867,994	$834,480
Reconciling Item:
Average Preferred Stock	(217,471)	(139,554)	(217,471)	(217,471)	(217,471)	(217,471)	(217,493)
Average Common Equity	$686,012	$557,347	$706,635	$705,020	$681,042	$650,523	$616,987

Pre-tax Pre-provision Return on Average Common Equity	16.94%	21.19%	16.64%	12.04%	19.42%	20.07%	16.58%

Net Interest Margin, tax equivalent
	Twelve months ended December 31,
	2017	2016	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
GAAP Net interest income	$267,343	$249,497	$68,300	$68,019	$68,606	$62,418	$64,128
Tax-equivalent adjustment	645	390	245	203	104	93	92
Net interest income tax equivalent	$267,988	$249,887	$68,545	$68,222	$68,710	$62,511	$64,220

Average total interest earning assets	$9,820,762	$8,791,304	$9,758,987	$10,352,394	$9,893,785	$9,266,638	$9,011,995

Net interest margin, tax equivalent	2.73%	2.84%	2.79%	2.62%	2.78%	2.73%	2.84%

Tangible Common Equity to Tangible Assets
	2017	2016	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
GAAP - Total Shareholders' Equity	$920,964	$855,872	$920,964	$910,642	$910,289	$879,817	$855,872
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(16,295)	(17,621)	(16,295)	(16,604)	(17,615)	(17,618)	(17,621)
Tangible Common Equity	$687,198	$620,780	$687,198	$676,567	$675,203	$644,728	$620,780

Total Assets	$9,839,555	$9,382,736	$9,839,555	$10,471,829	$10,883,548	$9,906,636	$9,382,736
Reconciling Items:
Goodwill and Other Intangibles	(16,295)	(17,621)	(16,295)	(16,604)	(17,615)	(17,618)	(17,621)
Tangible Assets	$9,823,260	$9,365,115	$9,823,260	$10,455,225	$10,865,933	$9,889,018	$9,365,115

Tangible Common Equity to Tangible Assets	7.00%	6.63%	7.00%	6.47%	6.21%	6.52%	6.63%

Tangible Book Value per Common Share
	2017	2016	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
GAAP - Total Shareholders' Equity	$920,964	$855,872	$920,964	$910,642	$910,289	$879,817	$855,872
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(16,295)	(17,621)	(16,295)	(16,604)	(17,615)	(17,618)	(17,621)
Tangible Common Equity	$687,198	$620,780	$687,198	$676,567	$675,203	$644,728	$620,780

Common shares outstanding	31,382,503	30,289,917	31,382,503	30,787,632	30,730,784	30,636,327	30,289,917

Tangible Book Value per Common Share	$21.90	$20.49	$21.90	$21.98	$21.97	$21.04	$20.49

Tangible Book Value per Common Share - CAGR
	2017	2016	2015	2014	2013	2012	2011
GAAP - Total Shareholders' Equity	$920,964	$855,872	$553,902	$443,145	$386,623	$269,475	$147,748
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(55,569)	—	—	—	—
Goodwill and Other Intangibles	(16,295)	(17,621)	(3,651)	(3,664)	(3,676)	(3,689)	(3,705)
Tangible Common Equity	$687,198	$620,780	$494,682	$439,481	$382,947	$265,786	$144,043

Tangible Book Value per Common Share	$21.90	$20.49	$18.39	$16.43	$14.37	$13.09	$11.54
CAGR	11%